Exhibit 3.5

                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
                AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
 LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF SERIES
                        A 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                           SECTOR COMMUNICATIONS, INC.

      Sector Communications, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), hereby certifies that:

      1. The Company is validly existing and incorporated under the laws of the State of Nevada.

      2. The Company's Articles of Incorporation, as amended, authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share, and expressly vests in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued. Currently, there are no designated shares of Series A 8% Convertible Preferred Stock. The rights of the Holders of the Series A 8% Convertible Preferred Stock shall rank senior to all issuance and rights of the Holders of all other series of Preferred Stock, now existing or hereafter issued by the Company, with respect to all preferences upon liquidation.

      3. Designation Of The Series. The Board of Directors of the Company, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series A issue of Preferred Stock;

      There shall be a series of convertible Preferred Stock designated as "Series A 8% Convertible Preferred Stock." The shares of such series shall be referred to herein as the "Series A Shares." Upon initial issuance by the Company, the price per share of the Series A Shares shall be $1,000 (the "Purchase Price"). The par value per share is $.001. The authorized number of such Series A Shares is 250. The Series A Shares shall be senior in rank to all other series of Preferred Stock, now existing or hereafter issued by the Company.

            A. Voting Rights. Except as otherwise required by law, the Holders of the Series A Shares shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of the stockholders of the Company. Notwithstanding the foregoing, without the prior written consent of the Holders of the Series A Shares;


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

            (i) the Company shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series A Shares in its Certificate of Incorporation, as amended, any resolutions of the board of directors or any instrument establishing and designating the Series A Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the Holders of Series A Shares; or

            (ii) the Company shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series A Shares.

            B. Dividends. A holder of the Series A Shares ("Holder") shall be entitled to receive a 8% cumulative dividend payable annually in cash or in freely trading shares of the Common Stock of the Company, at the Company's option. Such dividends shall be payable at the time of each conversion, in preference to dividends on the Common Stock or stock of any class ranking, as to dividend rights, junior to the Series A Shares. If paid in Common Stock, the number of shares of the Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the then applicable Market Price, as of the dividend payment date. "Market Price" shall mean the lesser of (i) 75% of the five day average daily closing bid price as reported by the Nasdaq Stock Market, Inc. ("Nasdaq"), the OTC Bulletin Board, such national securities exchange as the Common Stock may then be listed or, if none of the foregoing as reported by the National Quotation Bureau, Inc. on the over-the-counter market, for the five trading days immediately preceding the conversion date or (ii) 100% of the closing bid price on the day the Purchase Price, less agreed deductions, was received by the Company. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable at the time of each conversion.

            C. Conversion Rights.

            (i) Series A Shares. Upon the Company's receipt of a facsimile or original of Holder's signed notice of conversion, the Company shall instruct its transfer agent to issue one or more certificates representing that number of shares of Common Stock into which the Series A Shares are convertible in accordance with the provisions regarding conversion set forth in this Section 3.C. The Company's transfer agent shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Series A Share.

            (ii) Conversion Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Series A Shares to be converted together with a facsimile or original of the signed notice of conversion which evidences Holder's intention to convert those Series A Shares indicated. The date on which the notice of conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed notice of conversion, as long as the original Series A Shares to be converted are received by the Company or its designated attorney within five business days thereafter. As long as the Series A Shares to be converted are received by the Company within five business days after it receives a facsimile or original of the signed notice of conversion, the Company shall deliver to the Holder, or per the Holder's instructions, the shares of Common Stock, without restrictive legend or


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

stop transfer instructions, within three business days of receipt of the Series A Shares to be converted.

            (iii) Common Stock to be Issued With Restrictive Legend. Upon the conversion of any Series A Shares and upon receipt by the Company or its attorney of a facsimile or original of Holder's signed notice of conversion, the Company shall instruct the Company's transfer agent to issue stock certificates with restrictive legend or stop transfer instructions unless the shares are registered under the Securities Act of 1933, as amended, or there is an exemption from registration requirements thereof, in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of the Company.

            (iv) Conversion Rate. Holder is entitled to convert the entire face amount of the Series A Shares, plus accrued dividends, at the lesser of (i) 75% of the five day average closing bid price, as reported by Nasdaq or one of the other reporting entities specified in Section B hereof for the five trading days immediately preceding the applicable Conversion Date or (ii) 100% of the closing bid price of the Common Stock on the Closing Date (the "Conversion Price")...No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

            The Series A Shares are subject to a mandatory, 24-month conversion feature at the end of which all Series A Shares outstanding will be automatically converted, upon the terms set forth in this section ("Mandatory Conversion Date").

            (v) Nothing contained in the Subscription Agreement for the purchase of the Series A Shares shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

            (vi) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a stockholder of record on and after the conversion date. Upon surrender of any Series A Shares that are to be converted in part, the Company shall issue to the Holder a new Series A Shares equal to the unconverted amount, if so requested by Holder.

            (vii) In the event the Common Stock is not delivered per the written instructions of the Holder, within five business days after the Conversion Date, then in such event the Company shall pay to Holder, in cash or Common Stock at the Company's option, one percent (1%) of the purchase price of the Series A Shares being converted per each day after the tenth business day following the Conversion Date that the Common Stock is not delivered.


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

      To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3C is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 3C(vii) shall not apply but instead the provisions of Section 3C(viii) shall apply.

      The Company shall make any payments incurred under the Section 3C(vii) in immediately available funds within three business days from the date of issuance of the applicable Common Stock. Nothing herein shall limit a Holder's right to pursue actual damages or cancel the notice of conversion for the Company's failure to issue and deliver shares of Common Stock to the Holder within ten
(10) business days after the Conversion Date.

            (viii) The Company shall at all times reserve and have available all shares of the Common Stock necessary to meet conversion of the Series A Shares by all Holders of the entire amount of Series A Shares then outstanding. If, at any time Holder submits a notice of conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Series A Shares (a "Conversion Default", the date of such default being referred to herein as the ("Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the notice of conversion as to any Series A Shares requested to be converted but not converted (the "Unconverted Series A Shares"), upon Holder's sole option, may be deemed null and void. The Company shall provide notice of such Conversion Default ("notice of conversion Default") to all existing Holders of outstanding Series A Shares, by facsimile, within two business days of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five business days of receipt of the original notice of conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the notice of conversion.

      The Company agrees to pay to all Holders of outstanding Series A Shares payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Series A Shares held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Series A Shares. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Series A Shares that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at the Holder's option, payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Series A Shares by the fifth day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into shares of Common Stock at the conversion rate set forth in Section 3C(iv) at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory 24-month conversion period.


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

      Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

            (ix) Certain Adjustments. In the event of any change in one or more classes of capital stock of the Company by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Company or the sale or transfer by the Company of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series A Shares shall be promptly and appropriately adjusted by the Board of Directors of the Company so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the Holders of the Series A Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

            (x) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series A Shares; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Series A Shares in respect of which such shares are being issued.

            (xi) Concerning the Securities. The issuance, sale and delivery of the Series A Shares have been duly authorized by all required corporate action on the part of Company, and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued and enforceable in accordance with their terms, subject to the laws of bankruptcy and creditors' rights generally. 3,200,000 shares of Common Stock issuable upon conversion of the Series A Shares have been duly and validly reserved for issuance and, upon issuance shall be duly and validly issued, fully paid, and non-assessable (the "Reserved Series A Shares").

      Prior to conversion of all the Series A Shares, if at anytime the conversion of all the Series A Shares results in an insufficient number of Reserved Series A Shares being available to cover all the conversions and exercises, then in such event, the Company will move to call and hold a stockholder's meeting within 45 days of such event for the sole purpose of authorizing additional Series A Shares to facilitate the conversions. In such an event the Company shall: (1) recommend its current or future officers, directors and other control people to vote their shares in favor of increasing the authorized number of shares of Common Stock and (2) recommend to all stockholders to vote their shares in favor of increasing the authorized number of shares of Common Stock . Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Series A Shares as permitted under the terms of the Subscription Agreement or the Registration Rights Agreement entered into between the Company and the Holders of the Series A Shares.


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

            D. Redemption.

            The Company shall have the right to redeem the Series A Series A Shares in whole or in part, at any time as follows: Up to and including the 100th day following the purchase of the Series A Shares by Holder, the Company shall have the right to redeem any or all of the Series A Shares for 125% of the purchase price of the Series A Shares being redeemed, plus accrued dividends thereon. Prior to sending a notice of conversion, the Holder has the right to request a written notice from the Company as to whether or not the Company intends to redeem or convert properly tendered Series A Shares. The Company must give written notice to the Holder, via facsimile, of its redemption intention, within five business days of the Company's receipt of such request from the Holder. The Company's notice of redemption intent, either to redeem or not to redeem, shall be binding for 10 business days from the date of receipt by the Holder. If the Company fails to give written notice to Holder within five business days of Company's receipt of a written request from Holder as to the Company's redemption intention, such failure shall conclusively determine the Company's intent not to redeem, and the Company may not give the Holder a notice of redemption for 10 business days thereafter. Additionally, once Holder faxes the Company a notice of conversion, the Company shall be restricted from redeeming as to that conversion.

            Redemption by the Company shall be effected by the Company notifying the Holder by facsimile at the number listed in the subscription agreement for the purchase of the Series A Shares as to the Company's intention to exercise its right of redemption. The Company shall state in such notice the amount of Series A Shares it intends to redeem, the amount that it will pay to effectuate such redemption and the date by which the Holder must deliver the original Series A Shares to be redeemed to the Escrow Agent. The Company shall give the Holder at least 10 business days' advance notice of the above information. On or before the date by which the Holder is to deliver the original Series A Shares to the transfer agent for the Common Stock, the Company shall wire to the transfer agent for the Common Stock that amount necessary to effect the redemption. Once the transfer agent for the Common Stock is in receipt of the original Series A Shares being redeemed and those funds necessary to effect the redemption the transfer agent for the Common Stock shall wire those funds to the Holder and cancel the original Series A Shares. With respect to that portion of the Series A Shares being redeemed, provided sufficient funds are on deposit with the transfer agent for the Common Stock on the redemption date as herein described, then in such event, after the date of redemption, dividends shall cease to accrue on those Series A Shares being redeemed and the Holder shall have no further rights as to those Series A Shares being redeemed other than the right to receive payments on the redemption date.

            E. Liquidation.

                  (i) Series A Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holders of Series A Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any Preferred Stock junior in rank to the Series A Shares, to be paid an amount per share equal to the


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

liquidation value described in this Section 3.E(i) (the "Liquidation Value"). The per share Liquidation Value of the Series A Shares on any date is equal to the sum of the following:

                        (A) $1,000 plus

                        (B) an amount equal to any accrued and unpaid dividends from the date of issuance of the Series A Shares.

Neither the consolidation nor merger of the Company with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Company shall itself be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of this
Section 3.E. Notice of liquidation, dissolution, or winding-up of the Company shall be mailed, by overnight courier, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the Holders of record of the Series A Shares at their respective addresses as the same appear on the books of the Company or supplied by them in writing to the Company for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

                  (ii) General.

                        (A) All of the preferential amounts to be paid to the Holders of the Series A Shares pursuant to Section 3D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the Holders of the Common Stock or any preferred stock junior in rank to the Series A Shares in connection with such liquidation, dissolution or winding-up.

                        (B) After setting apart or paying in full the preferential amounts aforesaid to the Holders of record of the issued and outstanding Series A Shares as set forth in Section 3D(i), the Holders of record of Common Stock and any preferred stock junior in rank to the Series A Shares shall be entitled to participate in any distribution of any remaining assets of the Company, and the Holders of record of the Series A Shares shall not be entitled to participate in such distribution.

            F. Reacquired Shares. Any Series A Shares redeemed, purchased, converted, or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of such Series A and shall be retired promptly after the acquisition thereof. All such Series A Shares upon their retirement and the filing of any certificate required in connection therewith pursuant to Nevada Law shall become authorized but unissued shares of Preferred Stock.

            G. Equality. All Series A Holders shall be subject to the same terms and conditions as set forth herein. No Series A Holders shall be entitled to or receive term that are more favorable than those given to any other Series A Holder. In the event a Series A Holder is given or receives terms more favorable than those given to or received by any other Series A


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Holder, then in such event all Series A Holders shall be given and entitled to those more favorable terms.

            H. Copies of Agreements, Instruments, Documents. Copies of any of the agreements, instruments or other documents referred to in this Certificate shall be furnished to any shareholder upon written request to the Company at its principal place of business.

      4. The statements contained in the foregoing, creating and designating the said Series A issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Restated Certificate of Incorporation, as amended, of the Company pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes.

      IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Vice President and attested by its Secretary this 22nd day of December, 1997.

Signed and attested to on December 22, 1997.

                                       SECTOR COMMUNICATIONS, INC.


                                       By  /s/ Theodore J. Georgelas
                                           -------------------------------------
                                               Vice President

Attest:


By /S/ Jeff Shear
   -----------------------------
                       Secretary

STATE OF VIRGINIA  )    SS.
COUNTY OF FAIRFAX  )

On the 22nd day of December 1997, before me personally appeared Theodore J. Georgelas, to me known and known to me to be the individual described in and who executed the foregoing certificate and he thereupon acknowledged that he was the Vice President of Sector Communications, Inc. and duly authorized to execute the same on its behalf and that he executed the same as his free act and deed.

                                           /s/ J. Michael Gettler
                                           -------------------------------------
                                               Notary Pubic


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